EXHIBIT 99.1





FOR IMMEDIATE RELEASE



                                         CONTACT:        Media:      Ben Deutsch
                                                                  (404) 676-2683

                                                     Investors:    Larry M. Mark
                                                                  (404) 676-8054


                        THE COCA-COLA COMPANY ANNOUNCES
                           FIRST QUARTER 2003 RESULTS


* Chairman and CEO Doug Daft: "Throughout the quarter, we achieved share gains as our system successfully responded to and managed worldwide challenges and opportunities with flexibility, speed and professionalism."

*  Worldwide unit case volume grew 4 percent in the first quarter.

* Reported earnings per share were $0.34 for the quarter, which included a net negative $0.03 per share impact from a charge related to streamlining initiatives and a gain from a litigation settlement.

* The Company expects strong cash flows to continue in the future. Cash from operations for the quarter was $599 million, including the impact of a $145 million contribution to the Company's U.S. pension plan.

* The Company repurchased 8.3 million shares of its common stock for $319 million during the first quarter; and intends to repurchase approximately $1.5 billion of its stock in 2003. Dividend increased 10 percent in 2003, reflecting the 41st consecutive annual increase.


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     ATLANTA, April 16, 2003 - The Coca-Cola Company reported first quarter earnings per share of $0.34, compared to a net loss per share of $0.08 for the year-ago quarter. First quarter reported results included a net reduction of $0.03 per share related to the previously announced streamlining initiatives and a gain related to a litigation settlement. The prior year loss resulted from the adoption of SFAS No. 142 - "Goodwill and Other Intangible Assets," and other charges/gains. Worldwide unit case volume increased 4 percent in the first quarter, reflecting 3 percent volume growth in North America and 4 percent internationally.

     The beverage industry has not been immune to the weak global macroeconomic environment that has impacted many business sectors. In addition to these factors, the beverage industry, including the Company, was adversely affected by short-term external factors, including a slowdown in "away from home" consumption caused by the war in Iraq, a lengthy national strike in Venezuela, a change in deposit laws in Germany, and a shift in the timing of the Easter holiday.

     Doug Daft, chairman and chief executive officer, said, "The results of The Coca-Cola Company are always driven by the operational, financial and brand strengths of our entire system in our markets. Given the current volatile worldwide environment, our management team has continued to carefully monitor worldwide events and respond rapidly and effectively. We have enhanced productivity and cost efficiencies. We are also targeting our resources to the markets of greatest opportunity and stability, while taking all necessary steps to protect our business in more challenging markets.

     "Throughout the quarter, we achieved share gains as our system successfully responded to and managed worldwide challenges and opportunities with flexibility, speed and professionalism. Looking ahead, we are confident our results will improve during the year as we move beyond the short-term external factors that impacted this quarter."


FINANCIAL HIGHLIGHTS
--------------------

* First quarter 2003 reported results were $0.34 per share, which included a net reduction of $0.03 per share related to the previously announced streamlining initiatives and a gain related to a litigation settlement. Prior year first quarter results

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   reflected a net loss of $0.08 per share, which included the net reduction of
   $0.42 per share reflecting the adoption of SFAS No. 142 - "Goodwill and Other Intangible Assets," and other charges/gains. The individual impact of these items on earnings per share is summarized as follows:

--------------------------------------------------------------------------------

                                                First Quarter    First Quarter
                                                    2003             2002
                                                    ----             ----
                                                  Income (Expense) Per Share
ITEMS IMPACTING RESULTS:
-----------------------
   Streamlining Initiatives                       ($ 0.04)
   Gain on Litigation Settlement                   $ 0.01

   Cumulative Effect of Adopting SFAS 142 -
     Goodwill and Intangible Assets                                ($ 0.37)

   Gain on Sale of Kaiser                                           $ 0.01

   Non-Cash Charge - Primarily Related to
     Investments in Latin America                                  ($ 0.06)
                                               ---------------------------------
                                                  ($0.03)           ($0.42)
                                                  =======           =======
--------------------------------------------------------------------------------

* Cash from operations for the quarter was $599 million, including the impact of a $145 million contribution to the Company's U.S. pension plan. The Company expects strong cash flows to continue in the future.

* The Company repurchased 8.3 million shares of its common stock for $319 million during the first quarter and intends to repurchase approximately $1.5 billion of its stock in 2003.

* The Company increased its dividend 10 percent in 2003, reflecting the 41st consecutive annual increase.


OPERATIONAL HIGHLIGHTS
----------------------

North America
-------------
* Unit case growth was 3 percent for the first quarter, driven by solid performance in the Retail Division, offset by a decline in the Foodservice and Hospitality Division.

* The overall industry growth was negatively impacted by the timing of the Easter holiday, poor weather conditions, and weaker traffic in restaurants, hotels and leisure channels. Despite these factors, the Coca-Cola system remained focused

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   on local execution, resulting in growth that outpaced the total nonalcoholic ready-to-drink industry, including share position improvements in the major beverage categories.

* Results during the quarter were fueled by over 2 percent growth in Trademark Coca-Cola in the Retail Division, driven by innovation and strong performance from Vanilla Coke, diet Vanilla Coke, diet Coke and the continued expansion of the Fridge Pack.

* Noncarbonated beverages continued strong growth led by 22 percent growth in Dasani, 16 percent growth in Powerade and continued strong double-digit growth from Minute Maid Lemonades. Unit case volume also benefited from last year's strategic transactions involving Evian and the Danone water brands.

Asia
----
* Unit case volume increased 8 percent for the quarter, cycling 9 percent growth in the prior year first quarter.

* Strong performance was driven by double-digit growth in China, the Philippines, India and Thailand. Trademark Coca-Cola and Fanta continued to drive the growth in many key markets, along with strong performance of local brands such as Thums Up, Qoo and Kinley.

* In China, 21 percent growth in unit case volume was led by double-digit growth in Trademark Coca-Cola, Fanta and Sprite driven by highly successful Chinese New Year activities and several packaging initiatives. In addition, noncarbonated beverages continued to develop with the introduction of Nestea and the continued expansion of Qoo.

* In Japan, unit case volume declined 2 percent in the quarter, cycling 6 percent growth in the prior year first quarter. Solid growth in both January and February was offset by a sharp decline in industry trends during March. Despite the challenging economic environment, the Company continued to increase share during the quarter in the highly profitable tea, coffee and carbonated soft drink categories.

   Further, in Japan, the Company continues to drive industry leading performance through initiatives surrounding its core brands and margin enhancement

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   opportunities throughpackage innovation and a strong focus on accelerating growth in the profitable convenience store and vending channels. In addition, during March, the Company and several of its bottling partners announced plans to create a national supply chain management company to reduce costs through efficiency in procurement, production and logistics, and develop a flexible supply system that will respond to changes in consumer and customer needs, as well as improve customer service.

Latin America
-------------
* Unit case volume increased 5 percent in the first quarter, led by strong growth in Mexico and improving trends in Argentina, partially offset by the general strike in Venezuela.

* In Venezuela, the Company's operations were shut down during the general strike that lasted throughout the month of January and most of February. As a result, operating income and equity income were negatively affected by the strike. Further, the situation reduced the Company's unit case growth rate for all of Latin America by more than 1 point in the first quarter. Full distribution was restored across all channels and outlets during the month of March and should continue for the remainder of the year.

* Mexico unit case volume grew 14 percent in the quarter driven by strong performance from Fanta and Lift, the continued expansion of the Company's noncarbonated beverage business, the launch of the Real campaign, and the introduction of several packaging initiatives to drive system profitability. In the fast-growing water category, the Company is benefiting from national marketing programs behind Ciel, the continued expansion of single-serve water packages, and the inclusion of the Risco water brand.

* In Argentina, unit case volume grew 7 percent in the first quarter, reflecting the Company's long-term strategy of investing in the country during last year's economic crisis. Further, as a result of a strong emphasis on refillable packages, brand Coca-Cola share of sales has increased 2 points versus the prior year first quarter.

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Europe, Eurasia and Middle East
-------------------------------
* Unit case volume in the first quarter declined 1 percent, cycling 8 percent growth in the first quarter of the prior year. While the Company had solid performance in many markets, first quarter results were negatively impacted by the timing of the Easter holiday, severe winter weather conditions in Eastern Europe, and declines in German volume resulting from the implementation of a deposit law on non-returnable packages.

* Overall results for the Group benefited from successful new products such as diet Coke with lemon, Vanilla Coke, and Sprite Ice Cube being introduced during the quarter. In addition, the Group's financial performance benefited from effective concentrate price and brand mix management as well as a diligent focus on the management of operating expenses.

* Unit case volume declined 10 percent in Germany during the quarter as a result of the short-term disruption caused by the implementation of a deposit law on non-returnable packages for beer, carbonated soft drinks and water. The unexpected change on January 1, 2003 resulted in major retailers delisting non-returnable packages. Further, consumers have begun to shift their consumption back to returnable packages and to other beverage categories that were not impacted by the deposit law.

   While this change in deposit laws is disruptive in the short-term, the Coca-Cola system remains extremely well placed to take advantage of the move by consumers back to returnable packaging. The Company is introducing several new packages and initiatives in the second quarter that are expected to lead to growth in Germany during the second half of the year.

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Africa
------
* Unit case volume growth of 3 percent in the quarter, cycling 11 percent growth in the first quarter of 2002.

* The Southern and East Africa Division continues to generate solid growth while parts of North and West Africa have been negatively impacted by the challenging operating environment. Despite the environment across North Africa, the Company has gained share across the region.

* The Coca-Cola Real campaign has been introduced in South Africa and Nigeria and is currently being rolled out across the rest of Africa. As a result, in South Africa, Trademark Coca-Cola grew 5 percent in the quarter. In addition, the Company is continuing the introduction and expansion of juice and juice drinks and water in key markets.

* Throughout Africa, the Company continues to invest and focus on business fundamentals to drive profitable volume for the system. These initiatives include new cold outlet creation, improvements in market execution and availability and affordable packaging.


STREAMLINING INITIATIVES
------------------------

     During the first quarter of 2003, the Company initiated steps to streamline and simplify its operations, primarily in North America and Germany.

     In North America, the Company is integrating the operations of its three separate North American business units -- Coca-Cola North America, Minute Maid, and Fountain. In Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG) is taking steps to improve its efficiency in sales, distribution and manufacturing.

     These initiatives are proceeding as planned and resulted in a first quarter pre-tax charge of $159 million, or $0.04 per share after tax. As previously announced, the streamlining initiatives are expected to result in a full-year 2003 charge to earnings of approximately $400 million on a pre-tax basis. The remainder of the charge will be recorded throughout the rest of the year.

     Separate from the streamlining charge, as a result of the above initiatives, the Company's financial results are expected to benefit by at least $50 million (pre-tax) in 2003 and at least $100 million (pre-tax) on an annualized basis beginning in 2004.

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GAIN ON LITIGATION SETTLEMENT
-----------------------------

     During the course of the first quarter, the Company reached a settlement with certain defendants in a vitamin antitrust litigation. In that litigation, the Company alleged that certain vitamin manufacturers participated in a global conspiracy to fix the price of vitamins used in the manufacturing of some of the Company's products. During the first quarter, the Company received a settlement relating to this litigation of approximately $52 million on a pre-tax basis, or $0.01 per share on an after tax basis. The amount was recorded in the income statement as a reduction of cost of goods sold in the first quarter.


CONFERENCE CALL
---------------

     The Company will host a conference call with financial analysts to discuss the first quarter 2003 results on April 16, 2003 at 9:00 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.



                        -- FINANCIAL SECTION FOLLOWS --

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income


                                 FIRST QUARTER
                                   (UNAUDITED)
                      (In millions, except per share data)



                                                 Three Months Ended March 31,
                                              ---------------------------------
                                                 2003        2002     % Change
                                                 ----        ----     --------
NET OPERATING REVENUES                          $ 4,498    $ 4,079        10

Cost of goods sold                                1,602      1,394        15
                                                -------    -------
GROSS PROFIT                                      2,896      2,685         8

Selling, general and administrative expenses
  (includes $114 in 2003 and $95 in 2002
   related to the impact of the adoption of
   the fair value method of accounting for
   stock-based compensation)                      1,661      1,527         9

Other operating charges                             159         --        --
                                                -------    -------
OPERATING INCOME                                  1,076      1,158        (7)

Interest income                                      56         58        (3)

Interest expense                                     45         46        (2)

Equity income                                        49         61       (20)

Other income (loss) - net                           (13)      (175)       --
                                                -------    -------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGE                       1,123      1,056         6

Income taxes                                        288        324       (11)
                                                  -----    -------
NET INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                   835        732        14
                                                -------    -------
Cumulative effect of accounting change,
  net of income taxes
          SFAS No. 142:  Company Operations          --       (367)       --

                         Equity Investees            --       (559)       --
                                               --------    -------
NET INCOME (LOSS)                              $    835    $  (194)       --
                                               ========    =======
DILUTED NET INCOME PER SHARE
BEFORE CUMULATIVE EFFECT                       $   0.34    $  0.29        17
                                               ========    =======
DILUTED NET INCOME (LOSS) PER SHARE*           $   0.34    $ (0.08)       --
                                               ========    =======

AVERAGE SHARES OUTSTANDING - DILUTED*             2,472      2,486        (1)
                                               ========    =======

-----------

* For the first quarter, "Basic Net Income (Loss) Per Share" was $0.34 for
2003 and ($0.08) for 2002 based on "Average Shares Outstanding - Basic" of 2,469 and 2,481 for 2003 and 2002, respectively.


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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                        (In millions, except share data)

                                     ASSETS

                                        March 31, 2003       December 31, 2002
                                        --------------       -----------------


CURRENT ASSETS
  Cash and cash equivalents                $   3,015           $   2,126
  Marketable securities                          178                 219
                                           ---------           ---------
                                               3,193               2,345

  Trade accounts receivable, less
    allowances of $54 in 2003 and
    $55 in 2002                               2,088                2,097
  Inventories                                 1,363                1,294
  Prepaid expenses and other assets           1,759                1,616
                                           --------            ---------
TOTAL CURRENT ASSETS                          8,403                7,352
                                           --------            ---------

INVESTMENTS AND OTHER ASSETS
  Equity method investments
     Coca-Cola Enterprises Inc.                 959                  972
     Coca-Cola Hellenic Bottling
       Company S.A.                             947                  872
     Coca-Cola Amatil Limited                   525                  492
     Other, principally bottling
       companies                              2,279                2,401
     Cost method investments,
       principally bottling companies           238                  254
     Other assets                             2,993                2,694
                                           --------             --------
                                              7,941                7,685
                                           --------             --------

PROPERTY, PLANT AND EQUIPMENT
  Land                                          398                  385
  Building and improvements                   2,426                2,332
  Machinery and equipment                     6,111                5,888
  Containers                                    423                  396
                                           --------             --------
                                              9,358                9,001
  Less allowances for depreciation            3,231                3,090
                                           --------             --------
                                              6,127                5,911
                                           --------             --------

TRADEMARKS WITH INDEFINITE LIVES              1,816                1,724

GOODWILL AND OTHER INTANGIBLE ASSETS          2,035                1,829
                                           --------             --------
                                           $ 26,322             $ 24,501
                                           ========             ========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                        (In millions, except share data)

                      LIABILITIES AND SHARE-OWNERS' EQUITY

                                        March 31, 2003       December 31, 2002
                                        --------------       -----------------


CURRENT LIABILITIES
  Accounts Payable and accrued expenses    $   4,194            $   3,692
  Loans and notes payable                      3,198                2,475
  Current maturities of long-term debt           188                  180
  Accrued income taxes                         1,071                  994
                                           ---------            ---------
TOTAL CURRENT LIABILITIES                      8,651                7,341
                                           ---------            ---------

LONG-TERM DEBT                                 2,760                2,701
                                           ---------            ---------

OTHER LIABILITIES                              2,411                2,260
                                           ---------            ---------

DEFERRED INCOME TAXES                            365                  399
                                           ---------            ---------

SHARE-OWNERS' EQUITY
  Common Stock, $.25 par value
    Authorized: 5,600,000,000 shares
    Issued:  3,491,653,401 shares in 2003;       873                  873
             3,490,818,627 shares in 2002

  Capital surplus                              3,987                3,857
  Reinvested earnings                         24,799               24,506
  Accumulated other comprehensive income      (2,811)              (3,047)
                                           ---------           ----------
                                              26,848               26,189
  Less treasury stock, at cost
    (1,028,360,984 shares in 2003;
     1,019,839,490 shares in 2002)            14,713               14,389
                                           ---------           ----------
                                              12,135               11,800
                                           ---------           ----------
                                           $  26,322           $   24,501
                                           =========           ==========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                                  (In millions)


                                                       Three Months Ended
                                                            March 31,
                                                 -------------------------------
                                                    2003                2002
                                                    ----                ----
OPERATING ACTIVITIES
  Net income                                      $   835            $  (194)
  Depreciation and amortization                       198                195
  Stock-based compensation expense                    116                109
  Deferred income taxes                              (103)               (62)
  Equity income or loss, net of dividends             (35)               (57)
  Foreign currency adjustments                        (58)                56
  Gains on sales of assets                            (18)                (8)
  Cumulative effect of accounting change               --                926
  Other items                                         155                122
  Net change in operating assets and liabilities     (491)              (126)
                                                  -------            -------
    Net cash provided by operating activities         599                961
                                                  -------            -------
INVESTING ACTIVITIES
   Acquisitions and investments,
     principally trademarks and bottling
     companies                                       (130)              (215)
   Purchases of investments and other assets          (20)               (58)
   Proceeds from disposals of investments and
     other assets                                     130                 74
   Purchases of property, plant and equipment        (195)              (175)
   Proceeds from disposals of property, plant and
     equipment                                          7                 22
   Other investing activities                          59                 23
                                                  -------            -------
      Net cash used in investing activities          (149)              (329)
                                                  -------            -------
FINANCING ACTIVITIES
   Issuances of debt                                1,026                536
   Payments of debt                                  (311)              (602)
   Issuances of stock                                  12                 30
   Purchases of stock for treasury                   (342)              (183)
                                                  -------            -------
      Net cash provided by (used in) financing
        activities                                    385               (219)
                                                  -------            -------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                            54                (11)
                                                  -------            -------

CASH AND CASH EQUIVALENTS
   Net increase during the period                     889                402
   Balance at beginning of period                   2,126              1,866
                                                  -------            -------
      Balance at end of period                    $ 3,015            $ 2,268
                                                  =======            =======

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                             THE COCA-COLA COMPANY
                               FIRST QUARTER 2003
                            UNIT CASE VOLUME RESULTS




--------------------------------------------------------------------------------

                                                        First Quarter 2003
                                                         Unit Case Volume

                                                           2003 vs. 2002
                                                              % Change
                                                        ------------------
WORLDWIDE                                                       4

INTERNATIONAL OPERATIONS                                        4

  Latin America                                                 5

  Europe, Eurasia and Middle East                              (1)

  Africa                                                        3

  Asia                                                          8

NORTH AMERICA OPERATIONS                                        3

--------------------------------------------------------------------------------

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FINANCIAL REVIEW
----------------
Operating Results -

     Revenues for the first quarter increased 10 percent, reflecting a 7 percent increase in gallon shipments, pricing of concentrate, the impact from structural change and the inclusion of Evian and the Danone water transactions. The following reflects first quarter net operating revenues from the Company's operations:

--------------------------------------------------------------------------------
(in millions)                                           2003            2002
                                                        ----            ----
Company Operations, Excluding Bottling                $ 3,942         $ 3,655

Company-Owned Bottling Operations                         556             424
                                                      -----------------------

Consolidated Net Operating Revenues                   $ 4,498         $ 4,079

--------------------------------------------------------------------------------

     Cost of goods sold increased at a rate greater than revenues, resulting from the consolidation of lower margin bottling operations and the inclusion of Evian and the Danone water transactions, partially offset by the gain related to a litigation settlement.

     Selling, general and administrative expenses increased 9 percent during the quarter primarily resulting from structural changes, the Evian and Danone water transactions, and increased stock-based compensation expense.

     Reported operating income declined 7 percent in the quarter, which included the negative impact of the streamlining initiatives ($159 million pre-tax), increased stock-based compensation expense on a year-over-year basis ($19 million pre-tax) and the positive effect of a litigation settlement ($52 million pre-tax). Other factors that affected operating income included the weak results in the Company's German bottling operations (resulting from the deposit law change), softer than expected Foodservice and Hospitality trends in North America, and the strike in Venezuela.

     Currencies had a neutral impact on operating income in the quarter, resulting from less attractive year-over-year hedge rates on the Japanese Yen and weakness in Latin American currencies, offset by strength in the Euro.

     Equity income for the quarter was below that of the prior year, primarily due to a gain on the Kaiser sale in 2002 that benefited last year's equity income by $28 million. Current year equity income demonstrates that current business strategies are leading to overall improving health of the Coca-Cola bottling system around the world.


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     In the first quarter of 2002, the Company recorded a non-cash charge of
$157 million in "Other income (loss) - net" primarily related to investments in Latin America caused by the currency devaluation and economic crisis in Argentina. In addition, the first quarter results included a cash gain of approximately $0.01 per share resulting from the sale of the Company's ownership interest in Kaiser in Brazil. Approximately half the gain was recorded in "Other income (loss) - net," with the remaining portion recorded in "Equity income."

     The reported tax rate for the first quarter was 25.6 percent, reflecting a
26.5 percent effective tax rate on operations and the impact of higher tax rates related to the streamlining initiatives and the litigation settlement. The Company expects to maintain an effective tax rate on operations of 26.5 percent for the foreseeable future, reflecting effective tax planning throughout the world.


THE COCA-COLA COMPANY
---------------------

     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, water, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy The Coca-Cola Company's products at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

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FORWARD-LOOKING STATEMENTS
--------------------------

This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; our ability to achieve earnings forecasts; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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